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                                                               Exhibit 10.15 (b)

                     AMENDED AND RESTATED RESELLER AGREEMENT

1.   Agreement.

     This Agreement is made as of the Effective Date, with a term of two (2) years and subsequent terms of one (1) year, each self renewing annually unless terminated as provided in Section 13 or unless either party gives the other party at least sixty (60) days' notice of intent not to renew prior to the expiration of the then current term ("Term"), by and between CentrPort, Inc. with an office at 450 Post Avenue East, Westport, CT 06880 ("Vendor") and Modem Media, Inc. with an office at 230 East Avenue, Norwalk, CT 06855 ("Reseller"). The Effective Date shall mean the later of the dates on which: (a) this Agreement has been executed by both parties; or (b) Reseller has received written proof to its reasonable satisfaction that Vendor has received at least five million dollars in equity financing since September 1, 2002

2.   Resale.

     Subject to all the terms and conditions of this Agreement, Vendor hereby appoints Reseller for the Term as a third party reseller of the services and products as set forth in Exhibit A ("Products") to this Agreement bundled with Reseller's goods or services or on a stand alone basis. The parties acknowledge that Vendor has adopted a business model pursuant to which Vendor may provide its goods and services pursuant to a software license arrangement. The terms "Products" and "products" and "services" as used in this Agreement shall include the licensing of Vendor's software and related manuals, instructions, and other user materials and documentation, and the provision by Vendor of related services and software maintenance. The terms of this Agreement, including the provisions set forth in Exhibit B to this Agreement, shall apply to Vendor's appointment of Reseller as an end user and sublicensor of Vendor's software and related user materials and documentation and the provision of related services and software maintenance by Vendor.

     a. Reseller agrees to treat Vendor as its preferred vendor for Products for all of Reseller's Clients during the term of this Agreement. As part of this relationship, Reseller shall use its reasonable best efforts to resell Products, i.e. Reseller shall conduct the up front marketing effort to sell Products to Client Prospects and Clients (as both terms are defined below) and Reseller shall, to the extent it is reasonably likely Vendor's Products will be needed, include the Products in any sales pitch in which Reseller participates. Reseller shall develop necessary specifications in accordance with the requirements set forth on Exhibit A and Attachment 1 thereto for the Products for a Client and/or a Client Prospect so that Vendor may provide the Products.

     b. In the event a Client or Client Prospect contacts Vendor directly, Vendor will notify Reseller. Except as set forth below, at no time during the Term shall Vendor initiate contact intended to result in a contract or sale, directly with any Client or Client Prospect. At no time during the Term and for 12 months after the expiration or termination of this Agreement shall Vendor sell its services or products directly or through another reseller to a Client or Client Prospect without the written consent of Reseller's President; provided, however, such consent will be given under the following circumstances:

                i. Vendor may directly or indirectly through another reseller sell its products and services to a Client or Client Prospect if Reseller has not provided services to such Client or Client Prospect for more than twelve (12) months;

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                ii.  Vendor may provide Products directly and through another reseller to any Client or Client Prospect after Vendor advised Reseller by written notice to its President that Vendor has received an indication of interest from a Client or Client Prospect for its Products and Reseller provides written approval from its President that Reseller elects not to provide such Products to such Client or Client Prospect; and

                iii. Vendor's relationship with General Motors Corp. and the fees associated therewith shall be governed by that letter dated February 22, 2002 regarding this subject matter.

     c. Vendor may in its discretion discontinue or modify any Product upon sixty (60) days' notice except that Vendor will continue to provide Products for any signed Service Level Agreement ("SLA") between Client and Reseller through the term of such SLA in accordance with the specifications provided therein.

     d. For purposes of this Agreement, "Client" shall mean any third party, corporation or entity that Reseller (i) is or has been providing services for a fee during the Term or the Term of that Reseller Agreement dated December 22, 2000 between the parties, or (ii) hereafter provides services for a fee pursuant to an SLA or other written agreement between Vendor and Reseller; provided, however, if Reseller is providing services to a particular division or a business unit of any such entity for a fee, the whole corporation or entity is deemed a Client for purposes of this Agreement. "Client Prospect" shall mean a third party corporation or entity from whom (x) Reseller is in the process of soliciting business as evidenced by (1) Reseller's marketing efforts with respect to such third party as evidenced by written proposals or conversations with such third parties regarding the sale by Reseller of Products; and (2) the issuance by Reseller of a Lead Sheet to Vendor covering such third party and (y) neither Vendor nor any other reseller is either presently selling Products pursuant to a written contract or Soliciting Business at the time such Lead Sheet is received by Vendor; provided, however, such third party shall no longer be deemed a Client Prospect if an SLA or other written agreement with such third party for the sale of Products is not in effect within nine months of the date on which Reseller submitted the Lead Sheet to Vendor for such third party; provided, further, if Reseller is soliciting a particular division or a business unit of an entity deemed a Client Prospect hereunder, the whole corporation or entity is deemed a Client Prospect for purposes of this Agreement. For purposes of this Agreement, Vendor and any reseller, other than Reseller, shall be deemed to be Soliciting Business from an entity if, within the six months immediately preceding the date of Vendor's receipt from Reseller of either a Qualified Referral or a Lead Sheet with respect to such entity, Vendor or such reseller of Products has responded to an RFI or RFP of such entity, or otherwise submitted a written proposal to such entity, and such response or proposal, as applicable, has not been rejected by such entity. The Lead Sheet will be a writing containing at least the following information with respect to each Client Prospect: contact information of an individual at the Client Prospect; Reseller's proposed Profit Margin, which shall always assume payment by Reseller of the Base Rates for Products to be sold to such Client Prospect, the size of the opportunity, in terms of timing, Products, volume and budget, to the extent each is known by Reseller.

     e. The parties acknowledge that Reseller has been acting as a reseller prior to the Effective Date under that Reseller Agreement dated December 22, 2000, which is superceded by this Reseller Agreement. The parties agree that the terms and conditions of this Agreement shall apply to any SLAs in effect prior to the Effective Date, which are set forth on Exhibit C hereto. Except as set forth on Exhibit C, Reseller agrees that no commissions are owed by Vendor for any SLA in effect prior to the Effective Date.

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3.   Price, Payment Terms, MFN and Commitment.

     a. Except as provided in this Agreement or otherwise mutually agreed by Vendor and Reseller in a signed SLA, Reseller shall pay to Vendor Vendor's usual and customary rates in effect from time to time for Products delivered hereunder, which rates will be embedded in a pdf file delivered by Vendor to Reseller from time to time (the "Base Rates"). Vendor will not increase the Base Rates applicable to Reseller more than once every three months for the first year and more than once every six months for the second year. In any event, Vendor will provide Reseller at least 60 days' prior written notice of any Base Rates increase. Notwithstanding the foregoing, price increases shall not be effective for any SLA in effect prior to any price increase. Vendor will provide to Reseller a written copy of Vendor's Base Rates at least every three months, whether or not such Base Rates have changed. Vendor will not publish or charge Base Rates which are lower than the Base Rates provided to Reseller, as certified in writing annually on December 31, by Vendor's chief executive officer. Further, if Vendor enters into a reseller arrangement with a third party or a direct arrangement with any third party (including a Client or Client Prospect) for any of the Products at a similar or lesser dollar commitment level than set forth herein, the terms of which offer that reseller or third party a larger discount or lesser pricing on that specific level of service or product, taken individually or as a group, than set forth herein, Reseller shall be afforded the same discount or pricing on that specific level of service (less 10% if such pricing is to a non-reseller) for the duration offered to such third party or reseller; provided, however, Vendor may, without adjustment to the Base Rates charged to Reseller, charge Product fees below the Base Rates if such fees relate to a promotion of Vendor that (i) is for direct clients of Vendor, (ii) limits the applicability of such fees to one calendar quarter, (iii) is based on having such client switch from the use of a competitor of Vendor to the use of Vendor, and (iv) Reseller may offer to Clients and Client Prospects on the same terms and conditions.

         The pricing to Reseller for Products for a Client or Client Prospect shall be established in the following manner: Reseller initially will propose pricing to the Client or Client Prospect, which pricing shall contemplate the applicability of the Base Rates to any sale of Products to such Client or Client Prospect, unless Vendor has provided a written quote to Reseller for pricing below the Base Rates. If such pricing for Products is accepted by the Client or Client Prospect, then the Base Rates (or the applicable lower pricing) will apply for such Products as between Vendor and Reseller. If this pricing is rejected by the Client or Client Prospect, then Reseller shall communicate such rejection to Vendor and Vendor will provide in writing lower pricing to Reseller for Products for such Client or Client Prospect. Reseller shall provide a new proposal to the Client or Client Prospect based on the lower pricing provided by Vendor. Vendor and Reseller shall continue such cycle until the earlier of (a) the Client or Client Prospect accepts the pricing offered by Reseller; or (b) Vendor's proposed pricing of Products to Reseller is equal to or lower than Vendor's pricing of Products to any other third parties.

         For the purposes of this section, the Profit Margin is a percentage obtained by subtracting (x) the price Reseller paid, or would have paid if the Products were not sold directly by Vendor to a Client or Client Prospect, to Vendor for Products sold to a Client or Client Prospect from (y) the price Reseller received, or would have received if the Products were not sold directly by Vendor to a Client or Client Prospect, from reselling Products to a Client or Client Prospect and dividing this difference of (y) - (x) by (y).

         If Vendor provides Products directly (or through another reseller) to any Client or Client Prospect pursuant to Section 2(b), Vendor shall pay a commission to Reseller in an amount equal to the amount of revenue that Vendor accrues for products or services sold to such Client or Client Prospect multiplied by (a) if such Client has purchased Products from Reseller within the past twelve months and Reseller has not proposed any pricing for Products to such Client or Client Prospect within the past nine months, Reseller's Profit Margin from such resales within the past twelve months; or (b) if Reseller has proposed any pricing for Products to such Client or Client Prospect within the past nine months, the Profit Margin of the pricing for Products that Reseller had most recently proposed to such Client or Client Prospect within the past nine months, subject

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         to the receipt by Vendor of a written copy of such proposal certified by the Chief Financial Officer of Reseller to be such proposal; or (c) if such Client or Client Prospect has not purchased Products from Reseller within the past twelve months and Reseller had not proposed any pricing for Products to such Client or Client Prospect within the past nine months, the Profit Margin set forth in the Lead Sheet for that Client or Client Prospect.

         Vendor shall pay all amounts due under this Section 3(a) to Reseller thirty (30) days from monthly completion of the work performed for such Client. Upon the expiration or termination of the Agreement, Reseller shall continue to receive Commissions for any SLA in effect at the time of such termination or expiration until such SLA or any renewal thereof terminates or if such SLA or renewals extend for greater than 24 months after the date of termination, for such twenty four month period.

         If Vendor provides Products directly to a Qualified Referral, Vendor shall pay a commission to Reseller in an amount equal to 10% of revenue Vendor receives from such Qualified Referral. Vendor shall pay all amounts due under this section to Reseller thirty (30) days from monthly completion of the work performed for such Qualified Referral. Such payments shall be due for the shorter of (a) the term of the applicable agreement with respect to the Products sold to such Qualified Referral or (b) twenty-four months from the date Vendor first started providing Products to such Qualified Referral. A Qualified Referral shall mean a third party, other than a Client or Client Prospect, who has been referred in writing by Reseller to Vendor so long as neither Vendor nor any other reseller of Products is Soliciting Business from such third party at the time such referral is received by Vendor. Such writing shall contain the name of the third party, a contact person with contact information, an estimate as to the size of the opportunity for Vendor and any information that Reseller has regarding such third party's interest or need for the Products. Reseller is under no obligation to pursue a sales opportunity with any Qualified Referral.

         Fees with regard to Vendor's relationship with General Motors Corp. shall be governed by that side letter on this matter dated February 22, 2002.

     b. All payments due hereunder to Vendor shall be paid to Vendor in US dollars not later than thirty (30) days following the date of the applicable invoice. All out of pocket expenses of Vendor shall not be reimbursed by Reseller unless otherwise agreed to by the parties in a signed SLA. Each month Vendor shall issue an invoice only upon completion or performance of work or services being invoiced during that month unless the parties have agreed to another invoicing schedule in a SLA. Vendor will be responsible for all taxes (except Reseller's income taxes), duties, costs of compliance with export, import and customs controls and regulations, and other governmental assessments, unless the tax laws require otherwise.

     c. Subject to either party's confidentiality obligations with third parties, every three months Vendor and Reseller will meet to discuss the competitiveness of the Products, including the pricing thereof. The parties will discuss the pricing and product packaging in light of current market conditions and Reseller's actual use of the services incorporated in the pricing of certain Products. In addition, Reseller will advise Vendor of any concerns its Clients have with the Products in light of privacy concerns or regulations and advise Vendor of any modifications to any Products or additional Products that it believes may be appropriate to address such concerns. Reseller will identify the instances and circumstances in which it has found Vendor's Products, services or pricing not to be competitive with other products in the marketplace. Based on Reseller's assessment of the market conditions, Vendor agrees that it will consider Reseller's assessment and use its best efforts to ensure that its Products' pricing, quality and services are highly competitive in the marketplace. If it is determined that Reseller does not utilize all of the services set forth in a particular Product, Reseller and Vendor will work together to modify the definition of the Products and the pricing for such modified Product.

     d. Reseller shall have the right to audit Vendor's books and records to ensure compliance with this Agreement. Such audit cannot occur more than once per quarter and shall occur only during

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         Vendor's normal business hours and upon reasonable advance notice to
         Vendor. Reseller shall complete such audit within no more than fifteen
         (15) business days, provided that Vendor co-operates with Reseller in its conduct of the audit. Such audit will be at Reseller's expense. However, if Vendor is found to not be complying with this Agreement with respect to the scope of the audit, Vendor shall reimburse Reseller for all costs associated with the audit, along with any discrepancies discovered, within thirty (30) days after completion of the audit.

     e. Once each month, Vendor shall provide Reseller with details of the status of all referrals made by Reseller to Vendor.

     f. Vendor shall issue to Reseller the following warrants to purchase shares of common stock of Vendor, which warrants shall be fully vested at the time of issuance and shall be issued pursuant to the form of Warrant Agreement attached hereto as Exhibit D.

                i. During the calendar year 2002, if Vendor recognizes Revenue equal to $7.5 million, Vendor will issue Reseller warrants to purchase 587,406 shares of common stock of Vendor. Vendor will issue Reseller additional warrants to purchase 391,604 shares of common stock for every incremental $2.5 million of Revenue achieved above $7.5 million during 2002. All warrants issued pursuant to
                      Section 3(f)(i) shall be at an exercise price of $0.144748.

                ii. During the calendar year 2003, if Vendor recognizes Revenue equal to $8 million, Vendor will issue Reseller warrants to purchase 587,406 shares of common stock of Vendor. If, during, the calendar year 2003, Vendor recognizes Revenue equal to $12.5 million, Vendor will issue Reseller additional warrants to purchase 980,000 shares of common stock. Vendor will issue Reseller additional warrants to purchase 391,604 shares of common stock for every incremental $2.5 million of Revenue achieved above $12.5 million during 2003. All warrants issued pursuant to Section 3(f)(ii) shall be at an exercise price of $0. 144748.

                iii. During the calendar year 2004, if (A) this Agreement is still in effect and Reseller is still actively engaged as a Reseller of the Products, and (B) (1) Vendor recognizes Revenue equal to $10 million, Vendor will issue Reseller warrants to purchase 587,406 shares of common stock of Vendor, and (2) Vendor recognizes Revenue equal to $15 million, Vendor will issue Reseller additional warrants to purchase 980,000 shares of common stock of Vendor. Vendor will issue Reseller additional warrants to purchase 391,604 shares of common stock for every incremental $2.5 million of Revenue achieved above $15 million during 2004. All warrants issued pursuant to Section 3(f)(iii) shall be at an exercise price of $0. 144748.

                iv. During the calendar year 2005, if (A) this Agreement is still in effect and Reseller is still actively engaged as a Reseller of the Products, and (B) (1) Vendor recognizes Revenue equal to $12 million, Vendor will issue Reseller warrants to purchase 587,406 shares of common stock of Vendor and (2) Vendor recognizes Revenue equal to $17.5 million, Vendor will issue Reseller additional warrants to purchase 980,000 shares of common stock of Vendor. Vendor will issue Reseller additional warrants to purchase 391,604 shares of common stock for every incremental $2.5 million of Revenue achieved above $17.5 million during 2005. All warrants issued pursuant to Section 3(f)(iv) shall be at an exercise price of $0. 144748.

                v. The term "Revenue" shall include (i) all revenue recognized by Vendor in connection with Vendor's arrangements with Interpublic Group of Companies, Inc. ("IPG") or any of IPG's affiliates; and (ii) revenue recognized by Vendor

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               from Client license fees arising under written agreements
               covering Products and any related services provided by Vendor.

4.   Product Names.

     Reseller is granted a royalty free, irrevocable, worldwide license to use Vendor's then-current names, marks, logos, and other identifiers for the Product ("Marks") and Vendor designated intellectual property related notices in connection with Reseller's advertising and promotion for such Products, provided that Reseller will: (a) only use Marks in the form and manner, and in accordance with the quality standards that Vendor specifically prescribes; (b) submit samples of all Product advertising to Vendor for approval; and (c) upon termination of this Agreement for any reason, immediately cease all use of the Marks and the license will terminate. Reseller will not use, register or take other action with respect to any name, logo, trademark, service mark, or other identifier used anywhere in the world by Vendor, except to the extent authorized in writing by Vendor in advance. Reseller may use Marks to promote the fact that Vendor is a service provider for and/or partner of Vendor, provided Vendor has approved the promotional materials. Reseller acknowledges that Vendor's brands are important to the value of Vendor's business. Therefore, Reseller agrees that Vendor's brand or trademarks will be present when Reseller sells Products; provided, however, Vendor and Reseller shall work together to determine the appropriate means by which to promote Vendor's brands as part of Reseller's services.

5.   Support.

     a. Vendor will provide presentations on general capabilities and pricing to Reseller's domestic offices every six months and with respect to its international offices as mutually agreed to by the parties. Vendor will at least every six months provide Reseller account team members with training on its Products, its operations and its analytical products and services and will provide Reseller's technology personnel with training on its technology. In addition, if a new version or upgrade of Vendor's technology is released, Vendor will as soon as practical provide training as to the details of such new version. Additionally, Vendor will provide to Reseller a training program for Vendor Certification. The training program will include the following curriculum: Basic Training on selling methods for all the Vendor Suite of Products and Services; Case Studies differentiating Vendor; Training on the use of all Vendor Standard reports for multi channel marketing; Recommended analytical software packages which may be delivered by Reseller personnel (if they are Vendor Certified and can deliver the required analytics) or by Vendor personnel. Training will be conducted no more frequently than on a quarterly basis for individuals responsible for the sales and support of Vendor products and services to Clients and Client Prospects and to others as recommended by Reseller's senior management. In addition to the above referenced Vendor certification program for sales and marketing, Vendor will provide operational training to those employees on an as needed basis.

     b. Vendor shall assign a point person to manage Vendor's relationship with Reseller. The Vendor point person shall be Arthur Melville. Vendor may remove Mr. Melville at any time from his assignment if it assigns another individual of the same senior level within Vendor as Mr. Melville to Reseller provided Reseller consents to such assignment, which consent shall not be unreasonably withheld. Vendor shall provide sales assistance to Reseller to assist Reseller to sell Products as reasonably requested by Reseller, including, but not limited to, assisting in new business pitches.

     c. Vendor shall provide continuous (24 hours per day, 7 days per week, 365 days per year) coverage to Reseller for the purposes of responding to problems experienced by Reseller or its Clients with regard to the performance of Products. Vendor shall escalate such problems within its organization as follows: During Normal Business Hours: Vendor Help Desk
         - 203-341-8100. If inadequate response for an hour, to a customer support manager at 203-341-8121. If inadequate response, to a senior customer support manager at 203-341-8103. During non-Business Hours, Vendor will establish an answering service with appropriate multiple contact individuals and

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          points. From time to time, Vendor shall provide Reseller with updates of such information if there are any changes in personnel or phone numbers. Response times for any calls shall be less than one hour, though the parties acknowledge that resolution of particular issues may take longer. Vendor will keep Reseller informed of Vendor's status of rectifying any issues. The Help Desk may be used by Reseller for ensuring quality control of data from Products, as well as generating and implementing Vendor's tags.

     d. All costs and expenses of Vendor personnel, including travel expenses, related to training and the dedicated positions referred to in Sections 5(a) -5(c) shall be borne by Vendor, and all costs and expenses of Reseller personnel, including travel expenses, related to such training shall be borne by Reseller, unless agreed to otherwise in writing by the parties.

6.   Tracking Management System.

     Reseller and Vendor understand that Reseller and its Clients are required to use Vendor's proprietary technology (the "System") to use the Products. Accordingly, Vendor grants to Reseller a non-exclusive and worldwide license to access and use the System, which Reseller can access and use only on servers designated by Vendor by means of a unique username and password issued by Vendor, and only for the purposes of accessing data in reports of impressions and, if stated in a SLA, other data related to creating and maintaining a data record for Reseller's Clients. Reseller shall cooperate as reasonably necessary to ensure that the Client receives the data reasonably requested by the Client. Vendor shall ensure that the System is available for Reseller's use at least 95% of the time, calculated on a calendar monthly basis. Vendor will work to maintain and improve the System and will use commercially reasonable efforts to implement all reasonably necessary and proper corrections to ensure the appropriate functioning of the System. Vendor will conduct annual business process control reviews, system security reviews and data validation reviews by a reputable third party accounting firm. In addition, Vendor will provide a review by a reputable third party of the Products measured against the highest standard of the IAB impression counting metrics. To the extent that Vendor products do not meet these IAB standards, Vendor will disclose the discrepancies to Reseller.

7.   Additional Obligations.

     For any Products to be delivered under an SLA between Reseller and Vendor, Reseller shall obtain all necessary rights, licenses, consents, waivers and permissions from target site operators, web users, and Reseller's Clients, to allow Vendor to operate the Products, and to use any data provided to or collected by the System. Reseller further represents that Reseller has read, and will substantially conform to, Vendor's statement on privacy, as currently existing on Vendor's web site as of the Effective Date. Vendor will read each and every Client's privacy policy and use its commercially reasonable efforts to comply with such policy. To the extent such policy is inconsistent with regard to the provision of Products, Vendor shall notify Reseller of the same.

8.   Reports.

     Vendor will provide the necessary platform and access for Reseller to generate reports. The content and frequency thereof shall be set forth in the SLA and in the description of the Products. The reports will be available free of charge to Reseller with the cost thereof being part of the fees set forth above. If Reseller requires customized reports, not set forth in a SLA, Reseller shall pay an additional amount for such reports, to be mutually agreed to in writing by the parties.

9.   Proprietary Rights and Restrictions.

     Reseller and its Clients retain all right, title and interest, including all copyrights and other intellectual property rights, in and to the advertisements, banners and other advertising materials that Reseller or its Clients provide to Vendor or otherwise place through Vendor or which Vendor creates during the course of its performing an SLA, including, but not limited to report

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     templates included in the Products. Vendor expressly acknowledges that it does not obtain any right, interest or title to any such materials by virtue of this Agreement or its providing of the Products. Reseller expressly acknowledges it does not obtain any right, interest or title to the Products or the System (excluding the Interface) and any promotional or educational material developed by Vendor.

10.  Data.

     In the delivery of the Products, Vendor will collect and maintain information, which may include personally identifiable information ("PII"), web users' internet addresses, browser types and operating systems and may create or generate reports or summaries thereof, as well as other information and data (whether in raw form or compiled into a report or summary) (collectively "Information and Data"). Reseller's Clients own the Information and Data and have the sole and exclusive right to use, sell, license or otherwise dispose of all Information and Data for any purpose. The Information and Data contained in the reports are downloadable by Reseller in Graphic Interchange Format (GIF), or other text and/or graphics format, free of charge, but any analysis by Vendor of such data shall be subject to a separate charge as reflected in an SLA. Vendor may use the Information and Data (other than PII) only (a) for Vendor's reporting purposes, consisting of compilation of aggregated statistics about the Product (e.g., the aggregate number of ads delivered) that may be provided to customers, potential customers and the general public and provided that the same does not reveal Reseller's identity, the identity of any Client of Reseller or the identities of any web users; and (b) if required by court order, law or governmental agency, provided that Vendor provides Reseller with an opportunity to seek a protective order to prevent such disclosure. Upon termination of an SLA, Vendor shall not retain any hard or soft copies of PII that relates to such SLA. Vendor will notify Reseller at least thirty (30) days prior to such destruction and Reseller will confirm with Client that the destruction of the records has been authorized by Client. Reseller shall provide a copy of such authorization to Vendor prior to such destruction.

11.  Warranties and Warranty Disclaimer.

     a. Each party warrants that it has the full power, right and authority to enter into this Agreement and that this Agreement constitutes a valid and binding agreement, enforceable in accordance with its terms. Vendor represents and warrants that (i) the System and Products were developed by Vendor without infringement or misappropriation of any third party's copyrights, trademarks, trade secrets, or patents that are known or should have been known to Vendor and Vendor either owns or has obtained all necessary rights in and to the hardware, software and information technology components that are the subject of and/or are to be used in the performance of this Agreement, such that Vendor's performance of this Agreement, and the use of the System, Products and related hardware, software and information technology components do not infringe upon any third-party's copyrights, trademarks, trade secrets or patents, that are known or should have been known to Vendor, (ii) the Products and System shall perform as set forth in this Agreement or any SLA or any specifications provided by Vendor, (iii) that there is currently no actual or threatened suit by any third party based on an alleged violation of any patents, trademarks, trade secrets or other intellectual property rights by Vendor; (iv) the Products or System will not introduce any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus," "preventative routines" or other computer software routines that permit access to or use of; disable, modify, damage or delete any data, computer hardware or other equipment or software operated or maintained by Reseller or Client(s); or perform any other such similar actions. Vendor warrants that there will be a minimum monthly uptime of 99.5% for the real time transaction portion of the Products. Vendor warrants that Products will be performed in a professional and workmanlike manner and will meet any specifications for the Products as set forth in Exhibit A or any SLA. Reseller may warrant to Client on behalf of Vendor the warranties set forth in this Section. VENDOR MAKES NO OTHER WARRANTIES WITH RESPECT TO THE PRODUCTS OR ANY SERVICES AND DISCLAIMS ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE NOT OTHERWISE CONTAINED HEREIN.

          Reseller shall not make any liability or warranty statement to any Client on behalf of Vendor that is broader than the warranties herein unless Vendor gives prior written consent for such statement; however, the parties acknowledge that from time to time a Client may ask for additional warranties in which case Vendor will cooperate with Reseller to provide same to Client if Vendor and Reseller mutually agree that such additional warranties are commercially reasonable, which additional warranties, if any, will be reflected in the relevant SLA.

     b. The parties recognize that each SLA will include assumptions regarding Reseller's or Client's subcontractors, software, hardware, or related information systems, and such assumptions, to the extent feasible, will be recited in the SLA ("Assumptions"). To the extent that Vendor breaches the warranty set forth in Section 11(a)(ii) due to the failure of such an Assumption (where such failure is not caused by Vendor), Vendor's breach will be excused to the extent of such failure; however, Vendor shall notify Reseller as soon as practicable when it has knowledge of the potential of such failure and shall use commercially reasonable efforts to remedy the problem.

     c. To the extent that Reseller is liable to Series A Investors (as defined in that certain Stock Purchase Agreement dated as of December 22, 2000 between Vendor, Reseller and other investors (the "Stock Purchase Agreement")) under Section 6.1 of the Stock Purchase Agreement as a result of a breach of a representation or warranty made by Reseller under the SPA, and such breach would also be deemed a breach by Vendor under Section 11(a) of this Agreement, Reseller has no right to seek its rights against Vendor for a breach of such warranty or representation under Section 11(a) or terminate this Agreement pursuant to Section 13.

12.  Indemnification and Insurance.

     a. Subject to Section 11(b), Vendor shall indemnify Reseller, its Clients and Reseller's officers, directors, agents and employees for liability resulting from (i) infringement by the Products or System of any patent or copyright, (ii) any breach by Vendor of a warranty statement Vendor may agree in writing is made to a Client pursuant to Section 11, (iii) any breach by Vendor of a warranty statement made to Reseller hereunder, (iv) any breach by Vendor of its confidentiality obligations under Section 14, (v) grossly negligent acts or omissions of Vendor, (vi) damage to or distortion of any target site by Vendor, to the extent such damage or loss was within the control of Vendor;
          (vii) damage or loss of any Information or Data prior to its delivery to Reseller or its Client, to the extent such damage or loss was within the control of Vendor, (viii) any breach by Vendor of Vendor's privacy policy as then in effect or (ix) damage to any persons or physical property resulting from any event specified in (i) through
          (viii) immediately above, provided Vendor is notified promptly of any and all threats, claims and proceedings related thereto and given reasonable assistance and the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise. Reseller will indemnify Vendor and its officers, directors, agents and employees from liability resulting from (i) warranties for Products it makes that are broader than those agreed to by Vendor, (ii) any breach by Reseller of a warranty statement made to Vendor hereunder, (iii) any breach by Reseller of its confidentiality obligations under
          Section 14, (iv) grossly negligent acts or omissions o Reseller, (v) damage to or distortion of any target site by Reseller, to the extent such damage or loss was within the control of Reseller; (vi) damage or loss of any Information or Data prior to its delivery to any Client, to the extent such damage or loss was within the control of Reseller
          (vii) any breach by Reseller of Reseller's privacy policy as then in effect or (viii) damage to any persons or physical property resulting from any event specified in (i) though (vii) immediately above; provided Reseller is notified promptly of any and all threats, claims and proceedings related thereto and given reasonable assistance and the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise; Reseller will not be responsible for any settlement it does not approve in writing, which shall not be unreasonably withheld. If Vendor or Reseller change their privacy policy, each shall provide the other with written notification of such change 10 days prior to the implementation of such changed policies.

     b. Each party (the "Indemnifying Party") shall indemnify and hold harmless the other and its subsidiaries and affiliated companies, officers, employees, representatives and agents (the "Indemnified Parties") from and against claims (including employment-related claims brought by or on behalf of Indemnifying Party's employees or applicants for employment), actions, demands, damages, losses and expenses, including but not limited to attorney's fees, judgments, costs and settlements arising out of or resulting directly or indirectly from the services and support being provided hereunder, to the extent caused in whole or in part by acts or omissions of the Indemnifying Party, its employees, agents or representatives. The Indemnifying Party shall discharge the Indemnified Parties of all the obligations of an employer under any federal, state and local laws, regulations or ordinances now or hereafter in force, including, but not limited to, those relating to taxes, unemployment compensation or insurance, social security, worker's compensation or insurance, pension, tax withholding, and including the filing of all returns and reports required of an employer and the payment of all taxes, assessments and contributions and other sums required of an employer. The Indemnifying Party shall indemnify and hold the Indemnified Parties harmless against the paying of any such payments. The Indemnified Party shall have no obligation whatsoever to make payments, payroll deductions or other payments or contributions required to be made to any governmental agencies or taxing authorities on account of any services rendered pursuant to this Agreement.

     c. For and during the Term, Vendor shall secure and maintain at its own expense insurance of the following types and amounts:

          1. Commercial General Liability Insurance in an amount of not less than $1,000,000 per occurrence, subject to a $2,000,000 aggregate covering, without limitation, bodily injury (including death), personal injury, defamation, property damage including, and without limitation, all contractual liability for such injury or damage assumed by Vendor under this Agreement. This policy shall include products/completed operations coverage; and 2. Claims Made Annual Aggregate Errors and Omissions in an amount of not less than $1,000,000.

13.  Termination, Survival, and Termination Liability.

     a. This Agreement shall continue in effect from the Effective Date for the Term If either party is in material breach of this Agreement, the non-breaching party may provide a written notice to the breaching party specifying the nature of the breach. The breaching party shall have thirty (30) days from receipt of such written notice to cure the material breach. If the breaching party does not cure the breach within such period, the non-breaching party may terminate this Agreement by providing the breaching party with written notice of termination, which written notice shall include the effective date of such termination. Sections 2 (b and d), 3e (to the extent such sections explicitly survive the Term) and Sections11-21 and all accrued rights to payment shall survive the termination of this Agreement. Upon expiration of this Agreement, both parties will continue to honor executed SLAs pursuant to the terms hereof, provided that Reseller continues to pay all applicable fees therefor.

     b. All rights, licenses and sublicenses granted under or pursuant to this Agreement by Vendor to Reseller are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, or any similar provision under foreign law, licenses of rights to "intellectual property" as defined under Section 101 of the Bankruptcy Code or any similar provision under foreign law. The parties agree that Reseller, as a licensee of such rights under the Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any similar provision under foreign law. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Vendor under the Bankruptcy Code or any similar provision under foreign law, Reseller shall be entitled to a complete access to any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, shall be promptly delivered to Reseller upon Reseller's written request (i)
         upon any such commencement of a bankruptcy proceeding, unless Vendor elects to continue to perform all of its obligations under this Agreement; or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Vendor.

     c. Vendor will provide a copy of that part of the System which it hosts, including all Client data ("OLAP") to Iron Mountain (or its successor in interest) for Iron Mountain to act as an escrow agent to hold OLAP in trust for the benefit of Reseller. During the Term, Vendor will update the OLAP in such escrow every ninety days. For one year following termination of this Agreement, Vendor will keep a copy of the OLAP, as it exists on the date of termination of this Agreement, in escrow with Iron Mountain. Notwithstanding the foregoing, during the Term, Vendor shall only be obligated to maintain and store in escrow with Iron Mountain the most recent 24 months of OLAP. The terms of the escrow will provide that Iron Mountain will provide the escrowed copy of OLAP to Reseller in the event that Reseller certifies in writing to Iron Mountain that (i) a receiver has been appointed for Vendor or its material assets; (ii) Vendor has made an assignment for the benefit of its creditors or has sought relief under any bankruptcy, insolvency or debtor's relief law; (iii) proceedings have been commenced against Vendor, under any bankruptcy, insolvency or debtor's relief law, and such proceedings have not been vacated or set aside within sixty (60) days after the date of commencement thereof; (iv) Vendor has been liquidated, dissolved or ceased operations; or (v) Vendor has not performed its material obligations to Reseller and Clients, such non-performance has continued beyond all applicable cure periods and such non-performance is directly related to Vendor's then current and foreseeable continuing financial distress. Vendor and Client will enter into an escrow agreement within thirty days of the Effective Date with Iron Mountain as reasonably necessary to effect the foregoing.

     d. Vendor and Reseller will enter into an agreement with Vendor's hosting service ("Host") who hosts the portion of the System other than OLAP ("Real Time System"), such that if Reseller certifies in writing to such Host that (i) a receiver has been appointed for Vendor or its material assets; (ii) Vendor has made an assignment for the benefit of its creditors or has sought relief under any bankruptcy, insolvency or debtor's relief law; (iii) proceedings have been commenced against Vendor, under any bankruptcy, insolvency or debtor's relief law, and such proceedings have not been vacated or set aside within sixty (60) days after the date of commencement thereof; (iv) Vendor has been liquidated, dissolved or ceased operations; or (v) Vendor has not performed its material obligations to Reseller and Clients, such non-performance has continued beyond all applicable cure periods and such non-performance is directly related to Vendor's then current and foreseeable continuing financial distress, then Host will provide hosting services of the Real Time System for the benefit of Reseller and Clients, at their direction and at their cost.

     e. Vendor warrants that the software and data described in Sections 13 (c and d), are all the software and data that Reseller would require to provide the Products to third parties.

14.  Confidentiality and Intellectual Property.

     Each party acknowledges that it may obtain from the other party certain business, technology, financial, client, or other information during the course of this Agreement, including ideas, business plans, pricing and marketing and sales strategies, and other materials and information regarding the other party's business operations, technology, or clients (the "Proprietary Information"). Each party shall at all times keep and maintain the confidentiality of all Proprietary Information of the other party and the other party's clients, and shall not use or reproduce such Proprietary Information except for the purposes provided herein and shall not disclose any Proprietary Information to any third party. Each party may disclose the other party's Proprietary Information solely to employees and subcontractors that have a need to know and that are bound by non-use and non-disclosure obligations no less restrictive than those set forth in this Section. The receiving party shall not be obligated under this Section with respect to information the receiving party can document: (a) is or has become readily publicly available without restriction through no fault of the receiving party or its employees or agents; or (b) is received without restriction from a third party lawfully in possession of such information and lawfully empowered to disclose such information; (c) is rightfully in the possession of the receiving party (where such possession is not the result of prior relationships between Vendor and Reseller) without restriction prior to its disclosure by the other party; or (d) is independently developed by the receiving party without use of the disclosing party's Proprietary Information. The receiving party may make disclosures required by law or court order provided the receiving party uses reasonable efforts to limit disclosure and to obtain confidential treatment. The parties acknowledge that breach of this Section by the receiving party shall cause the disclosing party irreparable harm and therefore, in addition to any other remedies, the disclosing party shall be entitled to equitable or injunctive relief as a remedy for such breach. Both parties recognize that the Information and Data may belong to the Client and is confidential. Vendor will comply with any and all reasonable security precautions established by a Client in Vendor's performance of an SLA. In addition, each party shall ensure that all of its employees assigned to perform services and support under this Agreement are aware that it is bound by the foregoing and each party shall advise all of these persons of the importance of strict compliance with its provisions. Each party shall inform all of its representatives, agents, subcontractors and assignees, if any, of these requirements and require their adherence to the foregoing.

15.  Software.

     Any software incorporated into or provided for use in a Product (excluding the Interface) is not sold, but rather is licensed solely for use in that Product. Such license is non-exclusive and sublicensable but does not include the right to (and Reseller will not) modify, reverse engineer, incorporate or use in any other works, create derivatives of, or copy any portion of such software. Otherwise the Reseller's use of the Software will be governed by the terms of the License set forth in Exhibit B.

16.  Limited Liability.

     NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR THE GREATER OF (A) ANY AMOUNTS IN EXCESS IN THE AGGREGATE OF THE AMOUNTS PAID TO VENDOR HEREUNDER DURING THE TWELVE MONTH PERIOD PRIOR TO DATE THE CAUSE OF ACTION AROSE (PLUS IN THE CASE OF RESELLER, THE AMOUNTS DUE HEREUNDER) OR (B) $2.0 MILLION (PLUS IN THE CASE OF RESELLER, THE AMOUNTS DUE HEREUNDER). IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES. NEITHER PARTY SHALL HAVE ANY LIABILITY FOR ANY FAILURE OR DELAY DUE TO MATTERS BEYOND ITS REASONABLE CONTROL OR FOR ANY ALLOCATION OF PRODUCTS OR SERVICES BETWEEN ITS CLIENTS IN THE EVENT OF A SHORTAGE. NOTHING IN THIS PARAGRAPH SHALL SERVE TO LIMIT EACH PARTY'S INDEMNITY OBLIGATIONS FOR THIRD PARTY CLAIMS UNDER SECTION 12 OR ANY DAMAGES ARISING OUT OF A BREACH OF SECTION 14.

17.  Beta Testing.

     When the Vendor develops new trafficking products, Vendor may ask whether Reseller would like to participate in the test group before the products and services are fully launched.

18.  Export Control.

     Each party shall be responsible for: (a) complying with all export restrictions, laws and regulations; (b) securing all permits and other licenses necessary to carry out its obligations under this Agreement; and
     (c) paying all tariffs, duties and the like, associated with its export of any goods or the use of any information in connection with the Products.

19.  Non- Solicitation and Non-Compete.

     a. During the Term and ending on the first anniversary of the termination or expiration of this Agreement in accordance with its terms, each party agrees that it will not directly or indirectly, solicit or attempt to solicit for employment any persons employed by the other party during such period.

     b. Reseller shall not (i) develop technology that competes with Vendor's Products; or (ii) pitch business or enter into an agreement with a third party that owns technology that competes with Vendor's Products and the purpose of such agreement is to compete with Vendor's Products.

     c. Notwithstanding anything contained in Section 19(b), Reseller shall not be prohibited from working with any third party that provides technologies or services competitive to Vendor's Products for a particular Client if:

                  i. such third party has been selected by or engaged by such Client and Reseller informed Vendor that such Client has selected or engaged, or is going to select or engage, such third party;

                  ii. such Client terminates any SLA for the provision of Products as a result of Vendor's continued failure, after all applicable cure periods, to provide the Products in accordance with the specifications and warranties contained in the applicable SLA or this Agreement, if applicable;

                  iii. Vendor refuses to accept an SLA for such Client despite the fact that the proposed pricing for the Products proposed to be covered thereby would be at least equal to the then lowest, non-promotional price (with a promotional price being as set forth in Article 3a above) at which Vendor provides such Products to any third parties under substantially the same terms and conditions;

                  iv. such Client's technology or other business requirements cannot be met or satisfied by the Products; provided Reseller advised Vendor of such requirements and worked with Vendor to determine that the Products could not meet such requirements;

                  v. such third party is (x) DoubleClick, 24/7 or any entity that is engaged in the business of serving online advertising, sending or providing email lists, and (y) the work primarily involves products that do not compete with the Products, and such non-competitive products cannot be purchased separately from competitive products purchased;or

                  vi. Reseller was working with such third party prior to the Effective Date for that particular Client, in which case, Reseller shall notify Vendor of same within thirty (30) days of the Effective Date;

     d. The non-compete set forth in Section 19(b) shall terminate and become null and void upon the earlier of the following events:

                  i. Six months after the termination this Agreement if such termination occurs before the first anniversary of this Agreement; provided, however, that Reseller and Vendor agree to work together at their own expense during this six month period to ensure that, if needed, Reseller's Clients are provided, through a third party, a solution similar to that provided by Vendor.

                  ii. Upon the termination or expiration of this Agreement if such termination or expiration occurs on or after the first anniversary of this Agreement.

     e. In the event of a Change of Control of Reseller the non-compete set forth in Section 19(b) will only apply to the business of Reseller as conducted by Reseller immediately prior to the Change of Control. Change of Control shall mean the occurrence of any of the following events: (i) the consummation of a merger or consolidation of Reseller with any other corporation, other than a merger or consolidation which would result in the voting securities of Reseller outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of Reseller or such surviving entity outstanding immediately after such merger or consolidation; (ii) the consummation of the sale or disposition by Reseller of all or substantially all of Reseller's assets; or (iii) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Reseller representing fifty percent (50%) or more of the total voting power represented by Reseller's then outstanding voting securities.

     f. Vendor acknowledges that Reseller provides advice and counseling to its Clients regarding the various services and products that such Client should purchase to realize the full value of a program, project or investment. In that role, Reseller is expected by its Clients to provide such advice based on its objective assessment of various products and services, irrespective of any relationship, financial or otherwise, Reseller may have with a vendor. Notwithstanding Section 19 or 2(a), Vendor acknowledges that if its Products cannot satisfy the business requirements of a Client, from time to time Reseller may proceed in a manner that it deems necessary to fulfill its obligations to such Client even if that means selecting another vendor; provided, that, such instances will not adversely impact Vendor's status as Reseller's preferred vendor for Products and Reseller will provide notice to Vendor of Reseller's selection of such other vendor, should Reseller not be bound by obligations of confidentiality which prevents such disclosure.

     g. Vendor acknowledges that from time to time a third party that owns technology that competes with Vendor's Products will approach Reseller to pitch business to a Client or a Client Prospect. If Reseller desires to pursue such business, to the extent not otherwise permitted under
         Section 19, Reseller will advise Vendor of such opportunity, Vendor and Reseller will discuss such opportunity and Vendor will consider releasing Reseller from its obligations under Section 19, taking into consideration the importance of such opportunity to Reseller and the impact such opportunity may have on the preferred relationship between Vendor and Reseller.

20.  Independent Contractor.

     Nothing herein shall be deemed to create an employment relationship between Vendor and Reseller, or between any of Vendor's employees and Reseller. Vendor is and shall function as an independent contractor, not as an employee or agent of Reseller, in performing its obligations under this Agreement. Vendor shall have the sole and exclusive responsibility for selecting its employees who are assigned to perform the Services, subject only to Reseller's right to reject the assignment of any Vendor employee to support Reseller in accordance with Section 5 hereof, for supervising these employees in their day to day activities, for determining whether and when any employee should be disciplined, and for applying and administering any discipline deemed appropriate. Vendor shall also have the sole and exclusive responsibility for determining the wage rates and fringe benefit plans applicable to the employees assigned to perform the services and support required hereunder. Further, Vendor shall have the sole and exclusive responsibility for making appropriate deductions from its employees' wages and ensuring that all federal, state and local laws are complied with in connection with the employment relationship and all obligations flowing from it. All employees assigned by Vendor to perform services shall be employees, freelancers or agents of Vendor only, and shall have no employment or agency relationship with Reseller.

21.  General.

     a. Any notice required or permitted under this Agreement shall be in writing and shall be deemed given (a) if by hand delivery, upon receipt thereof, (b) if mailed, three (3) days after deposit in the United States mails, postage prepaid, certified mail, return receipt requested, (c) if by facsimile transmission, upon electronic confirmation thereof, or (d) if by next day delivery service, upon such delivery. All notices shall be addressed as follows (or to such other address as either party may in the future specify in writing to the other):

         In the case of Reseller:          In the case of Vendor:

         Modem Media, Inc.                 CentrPort, Inc.
         230 East Avenue                   450 Post Road East
         Norwalk, CT 06855                 Westport, CT 06880
         Attn: CFO                         Attn: CEO
         Fax: 203 299 7462                 Fax: 203 341 8050
         Copy: to General Counsel          Copy: to Walter A. Wright, III, Esq.
         Fax: 203 299 7461                 Fax: 617-556-3889

     b. All correspondence between Vendor and a Client or a Client Prospect shall be copied to the Reseller Account Manager of that Client or Client Prospect.

     c. Neither party shall have any right or ability to assign, transfer, or sublicense any obligation or benefit under this Agreement except to majority owned subsidiaries (which assignment, transfer or sublicensing shall not relieve the assigning, transferring or sub-licensing party of its obligations hereunder), and any attempt to so assign or transfer shall not have effect and shall be null and void.

     d. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

     e. This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions and prior agreements, written or oral, between or among the parties relating to the subject matter of this Agreement, including that certain Reseller Agreement dated as of December 22, 2002, and all past dealing or industry custom.

     f. No changes or modifications or waivers are to be made to this Agreement unless evidenced in writing and signed for and on behalf of both parties.

     g. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

     h. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut (without regard to the conflicts of laws provisions thereof or the UN Convention on the International Sale of Goods). In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys fees.

     i. If the terms and conditions set forth in this Agreement are in conflict with the terms and conditions of any SLA in effect prior to the Effective Date, the terms and conditions of the SLA shall govern, except with respect to any warranties or indemnifications in which case the warranties and indemnifications set forth in this Agreement shall govern. If the terms and conditions set forth in this Agreement are in conflict with the terms and conditions of any SLA in effect after the Effective Date, the terms and conditions of this Agreement shall govern.

     j. To the extent permitted by Clients and to the extent it is consistent with Reseller's complete business needs and requirements, Reseller will work with Vendor to issue a press release upon execution of this new agreement and upon all projects entered into with Clients.

                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

The signature of the parties herein below indicates their acceptance of these terms and conditions.

Reseller:

By: /s/ Frank J. Connolly, Jr.
Name: Frank J. Connolly, Jr.
Title: Chief Financial Officer

Vendor:

By: /s/ William Zierolf
Name: William Zierolf
Title: President and CEO